Exhibit 99.2

Introducing VERB 2.0

Dear Verb Stockholders

On behalf of our Board and our management team, I’d like to take this opportunity to thank you for your patience over the past many months as we worked through a multi-faceted long-range plan we began to develop last year in response to the then current market conditions, as well as the micro and macro-economic conditions we reasonably anticipated could impact our business through 2022 and 2023.

I will not waste your time articulating all of the issues that combined to create the worst market conditions for small public companies I can ever recall. Nor will I expound upon the challenges all companies faced due to the accelerated rate of speed with which the market meltdown began and progressed, coupled with the ‘spurious’ trading activity of bad actors.

I will say, however, that these conditions, such as the seemingly endless Fed rate hikes that contributed to the shut-down of the capital markets, created a level of uncertainty that made it almost impossible to predict even near-term market conditions – and accordingly – difficult for any business that relies on access to the capital markets to develop and execute a strategic plan. A plan not just for growth, but one to ensure viability and longevity.

We began in earnest early last summer analyzing potential best-and worst-case economic scenarios and the potential impact of each on our company. This served as the basis for our strategic planning. We recognized going into our planning sessions that the most effective plans needed to incorporate strategies that would help eliminate or at least minimize, to the extent possible, our reliance on the capital markets. We knew that any plan would need to be dynamic, capable of modification, as market conditions continued in flux, and throughout the process we recognized that capital preservation was paramount.

We had already begun a series of cost-cutting measures but we needed to do more to ensure we had the runway we needed to execute our going forward strategies. This led us to implement a series of cuts across the entire organization – we cut all non-essential staff, we cut salaries, we cut bonuses, we cut R&D, and we cut sales and marketing expenses, among many others. During this time we limited our financings to the absolute minimum we needed at the time, a small straight, non-convertible debt offering, and a small equity offering, both completed on favorable terms, without warrants, when brief windows of opportunity presented themselves. We recognized that cuts to sales and marketing would stall growth in our direct sales SaaS business as well as our MARKET.live business, but the alternative was to do larger or additional financings at the worst possible time, when the only sources still participating in the market were those proposing financing terms that were, in a word, egregious.

As market conditions continued to meltdown and a broad, extended sell-off of small cap stocks and bad actors drove share prices further down, it became increasingly difficult to support all of our business units. We became reactive, allocating resources to those opportunities likely to produce the greatest near-term revenue, instead of those likely to create the greatest long-term value.

During this time, the Board determined to engage an M&A advisory firm to help us analyze certain opportunities and to help generate others. Following presentations by several firms, our Board chose Alantra as our exclusive advisor who embarked on a 7-month very professional, comprehensive process to over 100 prospects during which several opportunities were presented to our Board for consideration. The Board analyzed opportunities for both our direct sales SaaS business, our life sciences SaaS business, as well as our MARKET.live business units.

During this period, we began to face new challenges in our direct sales SaaS business as more and more prospective clients, concerned by our falling share price and our impending delisting from Nasdaq, determined either not to become clients, or deferred their decision until they could “get comfortable with our financial viability”. Of course, much of these concerns were unfounded as our share price would have had no impact on our ability to continue to provide quality products and service to our clients. We believe the concerns were based largely on industry rumors fueled by competitors desperate to find a way to compete with what many consider to our far superior platform and product offering, but their impact was very real and soon began to affect even existing customers who “heard the rumors” and wanted to speak directly with me to assuage their concerns, while a few others simply left.

I share all of this history, and all of these factors to help you better understand what contributed to the determination by our Board last week that a greater opportunity for long-term value creation would come from our livestream shopping platform than from our direct sales SaaS business. Accordingly, the Board elected to sell our direct sales and life sciences SaaS assets to Scaleworks, Inc., a San Antonio, TX-based B2B software private equity fund, and separately, to execute a letter of intent to acquire certain assets that we believe could act as a major catalyst for our MARKET.live, livestream shopping business and accelerate its growth.

In so doing, we have placed our direct sales and life sciences business assets, and more importantly, our clients, in the capable hands of Scaleworks, whose expertise is growing B2B software businesses. Moreover, our entire team, employees and contractors – 74 people in total – have been retained by Scaleworks so our clients can be assured that the same best in class direct sales enablement platform, managed by the best in industry people remain in place as committed as ever to our clients’ success.

What this means for Team VERB moving forward is that we have a much leaner organization, a smaller team of professionals, laser-focused on MARKET.live, together with the resources needed to implement and execute the growth initiatives that for the most part, have been put on hold over the past 6 months while we were in capital preservation mode.

As I referenced above, and as disclosed in the Form 8-K we filed today, on June 12, 2023, we executed a non-binding letter of intent to acquire certain assets of an e-commerce company (the “Target”) that we believe are not only highly complementary to our MARKET.live business, but could serve as a major catalyst for growth (the “Acquisition”).

The Target’s unaudited financial statements indicate that for the year-ended December 31, 2022, the Target generated transactions totaling approximately $9.5M in gross merchandise value (“GMV”) and was cash-flow positive. It was represented that the GMV was generated by the Target’s approximately 70,000 current active subscribers, each of whom receive daily auto-generated communications from the Target about the preferred brands and products the subscribers selected at sign-up, available for sale each day. Subject to the successful completion of the Acquisition, it is our intention to incorporate the Target’s technology and operations into MARKET.live, so that the transactions that comprise the Target’s GMV will be facilitated on and through our MARKET.live platform, potentially at higher margins. Potential corollary benefits of the transaction include the exposure of the MARKET.live shoppable entertainment programming to the Target’s 70,000 subscribers, possibly driving additional sales, among other benefits, including paid ads and sponsorships. Consideration for the proposed Acquisition will be a combination of cash and stock, structured as a seller note payable over 24 months; payments are subject to actual cash receipts as represented by the seller.

Closing of the proposed Acquisition is subject to a number of preconditions, including definitive closing documents, further price negotiation based on a mutually selected fairness opinion/valuation expert, further due diligence, and an audit, among other things, and as a result, there can be no assurance that the Acquisition will be completed or if completed, that it will be done on the terms currently contemplated by the parties. We are also actively pursuing other possible acquisitions and partnerships to accelerate growth, which we will disclose at the appropriate time.

We believe that VERB 2.0 is now well positioned for the value creation that has eluded us over the past 2 years, less susceptible to the market conditions and outside forces that presented challenge after challenge that may likely have overwhelmed another management team. As I hope you know by now, we are committed to restoring the value all of us have lost and we don’t ever give up.

Thank you for your continued support.

Rory J. Cutaia

Chairman & CEO

Verb Technology Company, Inc.